                                                                 Exhibit 17(iii)

                         THE ADVISORS' INNER CIRCLE FUND

THE STERLING CAPITAL SMALL CAP VALUE FUND

INSTITUTIONAL CLASS PROSPECTUS                                     MARCH 1, 2006

                  (STERLING CAPITAL SMALL CAP VALUE FUND LOGO)

     THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED
        THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

FUND SUMMARY ..............................................................    1
   WHAT IS THE FUND'S INVESTMENT OBJECTIVE? ...............................    1
   WHAT ARE THE FUND'S PRINCIPAL INVESTMENT STRATEGIES? ...................    1
   WHAT ARE THE FUND'S PRINCIPAL RISKS? ...................................    1
   HOW HAS THE FUND PERFORMED? ............................................    2
   WHAT ARE THE FUND'S FEES AND EXPENSES? .................................    4

INVESTING WITH THE FUND ...................................................    5
   BUYING SHARES ..........................................................    5
   REDEEMING SHARES .......................................................    7
   TRANSACTION POLICIES ...................................................    7

ACCOUNT POLICIES ..........................................................   11
   EXCESSIVE TRADING POLICIES AND PROCEDURES ..............................   11
   CUSTOMER IDENTIFICATION AND VERIFICATION ...............................   12
   ANTI-MONEY LAUNDERING PROGRAM ..........................................   13
   SMALL ACCOUNTS .........................................................   13
   DISTRIBUTIONS ..........................................................   13
   FEDERAL TAXES ..........................................................   14

FUND DETAILS ..............................................................   16
   PRINCIPAL INVESTMENTS AND RISKS ........................................   16
   OTHER INVESTMENT PRACTICES AND STRATEGIES ..............................   17
   INVESTMENT MANAGEMENT ..................................................   19
   SHAREHOLDER SERVICING ARRANGEMENTS .....................................   20

FINANCIAL HIGHLIGHTS ......................................................   21

FUND SUMMARY

WHAT IS THE FUND'S INVESTMENT OBJECTIVE?

     The fund seeks to provide maximum long-term total return consistent with reasonable risk to principal, by investing primarily in equity securities of smaller companies, in terms of market capitalization.

     The fund cannot guarantee it will meet its investment objective. The fund may not change its investment objective without shareholder approval.

WHAT ARE THE FUND'S PRINCIPAL INVESTMENT STRATEGIES?

     This section summarizes the principal investment strategies of the fund. For more information see "PRINCIPAL INVESTMENTS AND RISKS OF THE FUND."

     The fund normally seeks to achieve its objective by investing primarily (at least 90% of its net assets at the time of initial purchase) in common stocks of small cap companies. The fund defines a small cap company as a company with a market capitalization ranging from $100 million to $2 billion at the time of purchase.

     The Adviser selects individual equity securities for the fund using an approach designed to identify equities priced at a discount from the estimated value of their underlying businesses. The Adviser generally will not sell a security merely due to market appreciation outside the target capitalization range if it believes the company has growth potential. The Adviser intends to fully invest the fund and normally expects that cash reserves will represent a relatively small portion of the fund's assets (generally 10% or less).

WHAT ARE THE FUND'S PRINCIPAL RISKS?

     This section summarizes the principal risks associated with investing in the fund. For more information see "PRINCIPAL INVESTMENTS AND RISKS OF THE FUND."

     As with all mutual funds, at any time, your investment in a fund may be worth more or less than the price that you originally paid for it. You may lose money by investing in a fund because:

     - The fund's investment strategy did not produce the intended results or because it did not implement its strategy properly.

     - Unforeseen occurrences in the securities markets negatively affect the fund.

     As with all equity funds, the risks that could affect the value of the fund's shares and the total return on your investment include the possibility that the equity securities held by the fund will experience sudden, unpredictable drops in value or long periods of decline in value. This may occur because of factors affecting the securities markets generally, an entire industry or sector or a particular company. This risk is greater for small and medium sized companies, which tend to be more vulnerable to adverse developments than larger companies.

     Value-oriented mutual funds may not perform as well as certain other types of equity mutual funds during periods when value stocks are out of favor.

HOW HAS THE FUND PERFORMED?

     Effective March 16, 2001 the fund became successor to a separate mutual fund, the UAM Funds, Inc. Sterling Partners' Portfolio ("Predecessor Fund"). The Predecessor Fund was managed by the same employees of the Adviser who currently manage the fund, had identical investment objectives and strategies, and was subject to the same fees and expenses. The performance shown in the following bar chart and performance table represents the performance of the Predecessor Fund for periods prior to March 16, 2001.

     The following information illustrates how the performance of the fund and Predecessor Fund has varied from year to year. The bar charts show the performance during each calendar year for the period shown in the chart. The average annual return tables compare the average annual returns to those of a broad-based securities market index. Returns are based on past results and are not an indication of future performance.

CALENDAR YEAR RETURNS

                                  (BAR CHART)

1998    -2.86%
1999     6.50%
2000    22.12%
2001     9.77%
2002   -17.03%
2003    41.75%
2004    21.72%
2005     2.00%

                              Quarter
                  Return       Ended
                  ------    ----------
Highest Quarter    26.91%   (06/30/99)
Lowest Quarter    (20.49)%  (09/30/02)

AVERAGE ANNUAL RETURNS FOR PERIODS ENDED DECEMBER 31, 2005

                                                                       Since
                                                   1 Year   5 Years   1/2/97*
                                                   ------   -------   -------
Return Before Taxes                                 2.00%     9.90%    12.17%
Return After Taxes on Distributions**              (0.38)%    8.28%    10.48%
Return After Taxes on Distributions and
   Sale of Fund Shares**                            4.40%     8.04%     9.98%
                                                   -----     -----     -----
Russell 2000 Value Index+ (reflects no deduction
   for fees, expenses, or taxes)                    4.71%    13.55%    12.12%
                                                   -----     -----     -----

*    Commencement of operations. Index comparisons begin on 01/31/97.

** After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Your actual after-tax returns will depend on your tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

+ The Russell 2000 Value Index contains those securities in the Russell 2000 Index which have lower price-to-book ratios and lower forecasted growth values. The Russell 2000 Index is comprised of the smallest 2000 companies out of the 3000 largest U.S. companies. The index is unmanaged and does not reflect any transaction costs.

WHAT ARE THE FUND'S FEES AND EXPENSES?

     This table describes the fees and expenses that you may pay if you buy and hold shares of the fund.

SHAREHOLDER TRANSACTION FEES (FEES PAID DIRECTLY FROM YOUR INVESTMENT)

     The fund is a no-load investment, which means there are no fees or charges to buy or sell shares or to reinvest dividends.

ANNUAL FUND OPERATING EXPENSES (EXPENSES THAT ARE DEDUCTED FROM FUND ASSETS)

Management Fee                          1.00%
Other Expenses                          0.47%
                                        ----
Total Annual Fund Operating Expenses*   1.47%
                                        ====

* The actual total annual fund operating expenses for the most recently completed fiscal year were less than the amount shown above because the Adviser voluntarily agreed to waive all or a portion of its fees in order to keep total fund operating expenses from exceeding a specified level. This fee waiver remains in place as of the date of this prospectus, but the Adviser may discontinue all or part of this waiver at any time. With this fee waiver, the actual total annual fund operating expenses were 1.25%.

EXAMPLE

     This example can help you to compare the cost of investing in the fund to the cost of investing in other mutual funds. The example assumes you invest $10,000 in the fund for the periods shown and then redeem all of your shares at the end of those periods. The example also assumes that you earned a 5% return on your investment each year, that you reinvested all of your dividends and distributions and that you paid the total expenses stated above (which do not reflect any expense limitations) throughout the period of your investment. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 Year   3 Years   5 Years   10 Years
------   -------   -------   --------
 $150      $465      $803     $1,757

INVESTING WITH THE FUND

BUYING SHARES

     All investments must be made by check or wire. All checks must be made payable in U.S. dollars and drawn on U.S. financial institutions. The fund does not accept purchases made by cash or certain cash equivalents (for instance, you may not pay by money order or traveler's check). The fund does not accept purchases made by credit card checks or third party checks.

     The fund reserves the right to reject any specific purchase order, including exchange purchases, for any reason. The fund is not intended for excessive trading by shareholders in response to short-term market fluctuations. For more information about the fund's policy on excessive trading, see "Excessive Trading Policies and Procedures."

     The fund does not generally accept investments by non-U.S. persons. Non-U.S. persons may be permitted to invest in the fund subject to the satisfaction of enhanced due diligence. Please contact the fund for more information.

                TO OPEN AN ACCOUNT                   TO BUY MORE SHARES
          ------------------------------   -------------------------------------
By Mail   Send a check and your account    Send the fund a check and, if
          application to the fund.         possible, the "Invest by Mail" stub
                                           that accompanies your statement. Be
                                           sure your check clearly identifies
                                           your name, account number and the
                                           fund name.
By Wire   Call 866-450-3722 for details.   Wire your money using the wiring
                                           instructions set forth below (be
                                           sure to include the fund name and
                                           your account number).

                               Wiring Instructions
                                 UMB Bank, N.A.
                                 ABA #101000695
                    The Sterling Capital Small Cap Value Fund
                             DDA Acct. # 9870523965
                         Ref: fund name/account number/
                        account name/wire control number

                       TO OPEN AN ACCOUNT              TO BUY MORE SHARES
                  ---------------------------   --------------------------------
By Automatic      You may not open an account   To set up a plan, mail a com-
Investment Plan   via ACH.                      pleted application to the fund
(Via ACH)                                       at the address below. To cancel
                                                or change your plan, write to
                                                the fund. Allow up to 15 days to
                                                create the plan and 3 days to
                                                cancel or change it.
Minimum           $2,500 -- regular account     $100
Investments       $500 -- IRAs

                      STERLING CAPITAL SMALL CAP VALUE FUND
                                  PO BOX 219009
                           KANSAS CITY, MO 64121-9009
                            (TOLL FREE) 866-450-3722

FUND CODES

     The reference information below will be helpful to you when you contact the Sterling Capital Small Cap Value Fund to purchase or exchange shares, check daily NAVs or get additional information.

                       Trading      CUSIP       Fund
Fund Name               Symbol      Number     Number
---------              -------   -----------   ------
Small Cap Value Fund    SPSCX    00758M 57 6    1234

REDEEMING SHARES

By Mail Send a letter to the fund signed by all registered parties on the account specifying:

                 -    The name of the fund;

                 -    The account number; and

                 -    The dollar amount or number of shares you wish to redeem.

                 Certain shareholders may need to include additional documents to redeem shares.

By Telephone     You must first establish the telephone redemption privilege
                 (and, if desired, the wire redemption privilege) by completing the appropriate sections of the account application.

                 Call 866-450-3722 to redeem your shares. Based on your instructions, the fund will mail your proceeds to you or wire them to your bank.

By Systematic    If your account balance is at least $10,000, you may transfer
Withdrawal       as little as $100 per month from your fund's account to your
Plan (Via ACH)   financial institution. To participate in this service, you must complete the appropriate sections of the account application and mail it to the fund.

TRANSACTION POLICIES

CALCULATING YOUR SHARE PRICE

     You may buy, sell or exchange shares of the fund at a price equal to its net asset value per share ("NAV") next computed after it receives and accepts your order. The fund calculates NAV once each day the New York Stock Exchange ("NYSE") is open for business (a "Business Day") as of the regularly scheduled close of normal trading on the NYSE (normally, 4:00 p.m., Eastern Time). To receive the NAV on any given day, the fund must receive your order in good form (meaning that it is complete and contains all necessary information, and has all supporting documentation such as proper signature guarantees, IRA rollover forms, etc.) before the close of trading on the NYSE that day. Otherwise, you will receive the NAV that is calculated at the close of trading on the following business day. The fund is open for business on the same days as the NYSE, which is closed on weekends and certain holidays. If the NYSE closes early -- such as on days in advance of certain generally observed holidays -- the fund will calculate NAV as of the earlier closing time.

     The fund calculates its NAV by adding the total value of its assets, subtracting its liabilities and then dividing the result by the number of shares outstanding. In calculating NAV, the fund generally values its investment portfolios at market price. If market prices are not readily available or the fund reasonably believes that they are unreliable, such as in the case of a security value that has been materially affected by events occurring after the relevant market closes, the fund is required to price those securities at fair value as determined in good faith using methods approved by the Board of Trustees. The fund's determination of a security's fair value price often involves the consideration of a number of subjective factors, and is therefore subject to the unavoidable risk that the value that the fund assigns to a security may be higher or lower than the security's value would be if a reliable market quotation for the security was readily available.

     Although the fund invests primarily in the stocks of U.S. companies that are traded on U.S. exchanges, there may be limited circumstances in which the fund would price securities at fair value - for example, if the exchange on which a portfolio security is principally traded closed early or if trading in a particular security was halted during the day and did not resume prior to the time the fund calculated its NAV.

     When valuing fixed income securities with remaining maturities of more than 60 days, the fund uses the value of the security provided by pricing services. The values provided by a pricing service may be based upon market quotations for the same security, securities expected to trade in a similar manner or a pricing matrix. When valuing fixed income securities with remaining maturities of 60 days or less, the fund uses the security's amortized cost. Amortized cost and the use of a pricing matrix in valuing fixed income securities are forms of fair value pricing.

     Securities, options, futures contracts and other assets (including swap agreements) for which market quotations are not readily available will be valued at their fair value as determined in good faith by or under the direction of the Board of Trustees.

BUYING OR SELLING SHARES THROUGH A FINANCIAL INTERMEDIARY

     You may buy or sell shares of the fund through a financial intermediary (such as a financial planner or adviser). To buy or sell shares at the NAV of any given day your financial intermediary must receive your order before the close of trading on the NYSE that day. Your financial intermediary is responsible for transmitting all purchase and redemption requests, investment information, documentation and money to the fund on time. Your financial intermediary may charge additional transaction fees for its services.

     Certain financial intermediaries have agreements with the fund that allow them to enter purchase or redemption orders on behalf of clients and customers. Under this arrangement, the financial intermediary must send your payment to the fund by the time they price their shares on the following business day. If your financial intermediary fails to do so, it may be responsible for any resulting fees or losses.

IN-KIND TRANSACTIONS

     At the fund's discretion, you may pay for shares with securities instead of cash. In addition, the fund may pay all or part of your redemption proceeds (in excess of $250,000) with securities instead of cash. In the event shares are redeemed in-kind, shareholders will generally bear market risks until the securities are converted into cash.

PAYMENT OF REDEMPTION PROCEEDS

     The fund will pay redemption proceeds within seven days after it receives a redemption request in proper form. To be in proper form, a written redemption request must include the following information:

     -    The name of the fund;

     -    The account number;

     -    The account name(s);

     -    The address;

     -    The dollar amount or number of shares you wish to redeem; and

     - The signatures of all registered share owner(s) in the exact name(s) and any special capacity in which they are registered.

     The fund may require that signatures be guaranteed by a bank or member firm of a national securities exchange. Signature guarantees are for the protection of shareholders. Before they grant a redemption request, the fund may require a shareholder to furnish additional legal documents to insure proper authorization.

     If you redeem shares that were purchased by check, you will not receive your redemption proceeds until the check has cleared, which may take up to fifteen (15) days from the purchase date.

TELEPHONE TRANSACTIONS

     The fund will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. Therefore, the fund will not be responsible for any loss, liability, cost or expense for following instructions received by telephone that it reasonably believes to be genuine.

RIGHTS RESERVED BY THE STERLING CAPITAL SMALL CAP VALUE FUND

     PURCHASES

     At any time and without notice, the fund may:

     -    Stop offering shares;

     -    Reject any purchase order; or

     - Bar an investor engaged in a pattern of excessive trading from buying shares. (Excessive trading can hurt performance by disrupting management and by increasing expenses.) The fund will consider various factors in determining whether an investor has engaged in excessive trading. These factors include, but are not limited to, the investor's historic trading pattern, the number of transactions, the size of the transactions, the time between transactions and the percentage of the investor's account involved in each transaction. For more information about the fund's policies on excessive trading, see "Excessive Trading Policies and Procedures."

     REDEMPTIONS

     At any time, the fund may change or eliminate any of the redemption methods described above, except redemption by mail. The fund may suspend your right to redeem if:

     -    Trading on the NYSE is restricted or halted; or

     - The Securities and Exchange Commission allows the fund to delay redemptions.

ACCOUNT POLICIES

EXCESSIVE TRADING POLICIES AND PROCEDURES

     The fund is intended for long-term investment purposes only and discourages shareholders from engaging in "market timing" or other types of excessive short-term trading. This frequent trading into and out of the fund may present risks to the fund's long-term shareholders, all of which could adversely affect shareholder returns. The risks posed by frequent trading include interfering with the efficient implementation of the fund's investment strategies, triggering the recognition of taxable gains and losses on the sale of fund investments, requiring the fund to maintain higher cash balances to meet redemption requests, and experiencing increased transaction costs.

     Because the fund invests in small cap securities that often may trade in lower volumes, frequent trading by certain shareholders may dilute the value of the fund's shares held by other shareholders. In addition, because frequent trading may cause the fund to attempt to maintain higher cash positions, changes to the fund's holdings in response to frequent trading may impact the market prices of such relatively thinly traded securities held by the fund.

     The fund's service providers will take steps reasonably designed to detect and deter frequent trading by shareholders pursuant to the fund's policies and procedures described in this prospectus and approved by the fund's Board of Trustees. For purposes of applying these policies, the fund's service providers may consider the trading history of accounts under common ownership or control. The fund's policies and procedures include:

     - Shareholders are restricted from making more than three "round trips" into or out of the fund per calendar year. If a shareholder exceeds this amount, the fund and/or its service providers may, at their discretion, reject any additional purchase or exchange orders. The fund defines a round trip as a purchase into the fund by a shareholder, followed by a subsequent redemption out of the fund.

     - The fund reserves the right to reject any purchase or exchange request by any investor or group of investors for any reason without prior notice, including, in particular, if the fund or its Adviser reasonably believes that the trading activity would be harmful or disruptive to the fund.

     The fund and/or its service providers seek to apply these policies to the best of their abilities uniformly and in a manner they believe is consistent with the interests of the fund's long-term shareholders. Systematic purchases and redemptions are exempt from these policies.

     Although these policies are designed to deter frequent trading, none of these measures alone nor all of them taken together eliminate the possibility that frequent trading in the fund will occur, particularly with respect to trades placed by shareholders that invest in the fund through omnibus accounts maintained by brokers, retirement plan accounts and other financial intermediaries. The fund and its service providers' access to information about individual shareholder transactions made through such omnibus arrangements is often unavailable or severely limited. As a result, the fund cannot assure that its policies will be enforced with regard to those fund shares held through such omnibus arrangements (which may represent a majority of fund shares), and as a result frequent trading could adversely affect the fund and its long-term shareholders as discussed above. In addition, if you own your fund shares through an omnibus account maintained by a broker, retirement plan or other financial intermediary, it is possible that your financial intermediary's policies regarding frequent trading may differ from those of the fund. Please contact your financial intermediary for more information.

CUSTOMER IDENTIFICATION AND VERIFICATION

     To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

     What this means to you: When you open an account, the fund will ask your name, address, date of birth, and other information that will allow the fund to identify you. This information is subject to verification to ensure the identity of all persons opening a mutual fund account.

     The fund is required by law to reject your new account application if the required identifying information is not provided.

     In certain instances, the fund is required to collect documents to fulfill its legal obligation. Documents provided in connection with your application will be used solely to establish and verify a customer's identity.

     Attempts to collect the missing information required on the application will be performed by either contacting you or, if applicable, your broker. If this information is unable to be obtained within a timeframe established in the sole discretion of the fund, your application will be rejected.

     Upon receipt of your application in proper form (meaning that it is complete and contains all necessary information, and has all supporting documentation such as proper signature guarantees, IRA rollover forms, etc.), or upon receipt of all identifying information required on the application, your investment will be received and your order will be processed at the NAV next-determined.

     However, the fund reserves the right to close your account at the then-current day's price if it is unable to verify your identity. Attempts to verify your identity will be performed within a timeframe established in the sole discretion of the fund. If the fund is unable to verify your identity, the fund reserves the right to liquidate your account at the then-current day's price and remit proceeds to you via check. The fund reserves the further right to hold your proceeds until your original check clears the bank. In such an instance, you may be subject to a gain or loss on fund shares and will be subject to corresponding tax implications.

ANTI-MONEY LAUNDERING PROGRAM

     Customer identification and verification is part of the fund's overall obligation to deter money laundering under federal law. The fund has adopted an Anti-Money Laundering Compliance Program designed to prevent the fund from being used for money laundering or the financing of terrorist activities. In this regard, the fund reserves the right to (i) refuse, cancel or rescind any purchase or exchange order, (ii) freeze any account and/or suspend account services or (iii) involuntarily close your account in cases of threatening conduct or suspected fraudulent or illegal activity. These actions will be taken when, in the sole discretion of fund management, they are deemed to be in the best interest of the fund or in cases when the fund is requested or compelled to do so by governmental or law enforcement authority. If your account is closed at the request of governmental or law enforcement authority, you may not receive proceeds of the redemption if the fund is required to withhold such proceeds.

SMALL ACCOUNTS

     The fund may redeem your shares without your permission if the value of your account falls below 50% of the required minimum initial investment. (See "Buying Shares" for minimum initial investment amounts.) This provision does not apply:

     -    To retirement accounts and certain other accounts; or

     - When the value of your account falls below the required minimum because of market fluctuations.

     The fund will provide you at least 30 days' written notice to allow you sufficient time to add to your account and avoid the sale of your shares.

DISTRIBUTIONS

     Normally, the fund distributes any net investment income quarterly. In addition, the fund distributes any net capital gains at least once a year. The fund will automatically reinvest dividends and distributions in additional shares of the fund, unless you elect on your account application to receive them in cash.

FEDERAL TAXES

     The following is a summary of the federal income tax consequences of investing in the fund. You may also have to pay state and local taxes on your investment. You should always consult your tax advisor for specific guidance regarding the tax effect of your investment in the fund.

TAXES ON DISTRIBUTIONS

     The fund will distribute substantially all of its net investment income and its net realized capital gains, if any. The dividends and distributions you receive, whether in cash or reinvested in additional shares of the fund may be subject to federal, state, and local taxation, depending upon your tax situation. Income distributions, including distributions of net short-term capital gains but excluding distributions of qualified dividend income, are generally taxable at ordinary income tax rates. Capital gains distributions and distributions that are designated by the fund as qualified dividend income are generally taxable at the rates applicable to long-term capital gains. Once a year the fund will send you a statement showing the types and total amount of distributions you received during the previous year.

     You should note that if you purchase shares just before a distribution, the purchase price would reflect the amount of the upcoming distribution. In this case, you would be taxed on the entire amount of the distribution received, even though, as an economic matter, the distribution simply constitutes a return of your investment. This is known as "buying into a dividend" and should be avoided by taxable investors. Call 866-450-3722 to find out when the fund expects to make a distribution to shareholders.

TAXES ON REDEMPTIONS

     When you redeem shares in the fund, you will generally recognize a capital gain or loss for federal tax purposes. The gain or loss generally will be treated as short-term if you held the shares for 12 months or less, long-term if you held the shares for longer. This gain or loss will be based on the difference between the cost of your shares (tax basis) and the amount you receive for them. To aid in computing your tax basis, you should keep your account statements for the periods during which you held shares. You may also be subject to state and local taxes on a redemption.

     The one major exception to these tax principles is that distributions on, and sales and redemptions of, shares held in an IRA (or other tax-qualified plan) will generally not be currently taxable, but they may be taxable in the future. You should consult your tax advisor regarding the rules governing your IRA or other tax-qualified plan.

BACKUP WITHHOLDING

     By law, the fund must withhold a portion of your distributions and proceeds at the applicable withholding rate if you have not provided complete, correct taxpayer information.

     More information about taxes is in the Statement of Additional Information ("SAI").

FUND DETAILS

PRINCIPAL INVESTMENTS AND RISKS OF THE FUND

     This section briefly describes the principal investment strategies the fund may employ in seeking its objectives. For more information concerning these investment strategies and their associated risks, please read the "FUND SUMMARY" on page 1 of this prospectus and the SAI. You can find information on the fund's recent strategies and holdings in the annual/semi-annual report of the fund. As long as it is consistent with its objectives and other policies described in the SAI, the fund may change these strategies without shareholder approval.

IN WHAT TYPES OF SECURITIES DOES THE FUND INVEST?

     The fund normally seeks to achieve its objective by investing primarily (at least 90% of its net assets at the time of initial purchase) in common stocks of companies with market capitalization of $100 million to $2 billion. The Adviser intends to fully invest the fund and normally expects that cash reserves will represent a relatively small percentage of the fund's assets (generally, 10% or less). While the fund invests mainly in common stocks, it may also invest in other types of equity securities.

HOW DOES THE ADVISER SELECT SECURITIES FOR THE FUND?

     EQUITY SECURITIES

     The Adviser's investment process focuses on identifying securities that are priced below the estimated value of the underlying business. The Adviser approaches each investment as a private investor or businessperson would approach a private transaction, which means that it examines all factors relevant to the worth of an ongoing business using traditional fundamental securities analysis. Such factors include balance sheet quality, sustainable earnings power, industry stability, capital intensity, reinvestment opportunities, and management talent. This "businessperson's approach" is designed to produce a high quality fund.

     The Adviser's sell discipline is as important as its buy discipline. For every stock it buys, the Adviser defines in writing the reasons for owning it based on the fundamental factors noted above. The Adviser reviews any stock that underperforms its sector against a pre-written outline and sells those that fail to demonstrate fundamental progress in keeping with the original reasons for buying it. The Adviser generally will not sell a security merely due to market appreciation outside the target capitalization range if it believes the company has growth potential.

WHAT ARE THE CHARACTERISTICS AND RISKS OF THE SECURITIES IN WHICH THE FUND INVESTS?

     EQUITY SECURITIES

     Equity securities represent an ownership interest, or the right to acquire an ownership interest, in an issuer. Different types of equity securities provide different voting and dividend rights and priority in case of the bankruptcy of the issuer. Equity securities include common stocks, preferred stocks, convertible securities, rights and warrants.

     Equity securities may lose value because of factors affecting the securities markets generally, such as adverse changes in economic conditions, the general outlook for corporate earnings, interest rates or investor sentiment. These circumstances may lead to long periods of poor performance, such as during a "bear market." Equity securities may also lose value because of factors affecting an entire industry or sector, such as increases in production costs, or factors directly related to a specific company, such as decisions made by its management.

     Investing in stocks of smaller companies can be riskier than investing in larger, more mature companies. Smaller companies may be more vulnerable to adverse developments than larger companies because they tend to have narrower product lines and more limited financial resources. Their stocks may trade less frequently and in limited volume.

     Undervalued companies may have experienced adverse business developments or other events that have caused their stocks to be out of favor. If the Adviser's assessment of a company is wrong, or if the market does not recognize the value of the company, the price of its stock may fail to meet expectations and the fund's share price may suffer. A value-oriented fund may not perform as well as certain other types of mutual funds during periods when value stocks are out of favor.

OTHER INVESTMENT PRACTICES AND STRATEGIES

     In addition to their principal investment strategies, the fund may use the investment strategies described below. It may also employ investment practices that this prospectus does not describe, such as repurchase agreements, when-issued and forward commitment transactions, lending of securities, borrowing and other techniques. For information concerning these and other investment practices and their risks, you should read the SAI.

AMERICAN DEPOSITARY RECEIPTS (ADRS)

     The fund may invest up to 20% of its total assets in ADRs. ADRs are certificates evidencing ownership of shares of a foreign issuer that are issued by depository banks and generally trade on an established market in the

     United States. Although they are alternatives to directly purchasing the underlying foreign securities in their national markets and currencies, ADRs continue to be subject to many of the risks associated with investing directly in foreign securities.

     Foreign securities, especially those of companies in emerging markets, can be riskier and more volatile than domestic securities. Adverse political and economic developments or changes in the value of foreign currency can make it harder for the fund to sell its securities and could reduce the value of your shares. Changes in tax and accounting standards could negatively impact the value of a foreign issuer and difficulties obtaining information about foreign companies can negatively affect the Adviser's investment decisions.

DERIVATIVES

     Generally, a derivative is a financial transaction whose value is based on the value of an underlying asset, interest rate, exchange rate, stock index or other measures. The fund may invest in futures and options to protect against a change in the price of an investment the fund owns or anticipates buying in the future (a practice known as hedging). The fund also may use futures and options to remain fully invested and to reduce transaction costs.

     Futures contracts are contracts that obligate the buyer to receive and the seller to deliver a security or money on a specified date. Options grant the right, but not the obligation, to buy or sell a specified amount of a security or other assets on or before a specified date at a predetermined price.

     Derivatives are often more volatile than other investments and may magnify the fund's gains or losses. The fund may lose money if the Adviser:

     - Fails to predict correctly the direction in which the underlying asset or economic factor will move;

     -    Judges market conditions incorrectly; or

     - Employs a strategy that does not correlate well with the investments of the fund.

SHORT-TERM INVESTING

     At times, the Adviser may decide to invest up to 100% of the fund's assets in a variety of high-quality, short-term debt securities, such as U.S. government securities. The Adviser may invest in these types of securities for temporary defensive purposes, to earn a return on uninvested assets or to meet redemptions. The Adviser may temporarily adopt a defensive position to reduce changes in the value of the shares of the fund that may result from adverse market, economic, political or other developments.

     When the Adviser pursues a temporary defensive strategy, the fund may not profit from favorable developments that it would have otherwise profited from if it were pursuing its normal strategies. Likewise, these strategies may prevent the fund from achieving its stated objectives.

INFORMATION ABOUT PORTFOLIO HOLDINGS

     A description of the fund's policy and procedures with respect to the circumstances under which the fund discloses its portfolio securities is available in the SAI.

INVESTMENT MANAGEMENT

INVESTMENT ADVISER

     Sterling Capital Management LLC (the "Adviser"), a North Carolina limited liability company located at Two Morrocroft Centre, 4064 Colony Road, Suite 300, Charlotte, North Carolina 28211, is the investment adviser to the fund. The Adviser was organized by five key employees of Sterling Capital Management Company, the investment adviser to the Predecessor Fund. On April 1, 2005, BB&T Corporation ("BB&T") acquired a 70% ownership interest in the Adviser. The Adviser now operates as an independently managed subsidiary of BB&T. The Adviser manages and supervises the investment of the fund's assets on a discretionary basis, subject to oversight by the Board. The Adviser has provided investment management services to corporations, pension and profit sharing plans, trusts, estates and other institutions and individuals since 1970.

     For its services, the fund pays the Adviser a fee of 1.00% of its average net assets. The Adviser has voluntarily agreed to limit the total expenses of the fund (excluding interest, taxes, brokerage commissions and extraordinary expenses) to 1.25% of its average net assets. To maintain this expense limit, the Adviser may waive a portion of its management fee and/or reimburse certain expenses of the fund. The Adviser intends to continue its expense limitation until further notice, but may discontinue it at any time. During its most recent fiscal year the fund paid 0.78% of its average daily net assets in advisory fees to the Adviser. A discussion regarding the basis for the Board of Trustees approving the fund's investment advisory contract is available in the fund's annual report dated October 31, 2005.

FUND MANAGER

     Ed Brea, Managing Director and Equity Portfolio Manager, is responsible for the day-to-day investment decisions of the fund. Mr. Brea joined Sterling in 1995 and has over 16 years of investment experience. Mr. Brea received a B.S. degree from the University of Florida and his M.B.A. from the University of South Florida.

     The SAI provides additional information about the portfolio manager's compensation, other accounts managed, and ownership of fund shares.

SHAREHOLDER SERVICING ARRANGEMENTS

     Brokers, dealers, banks, trust companies and other financial representatives may receive compensation from the fund or its service providers for providing a variety of services. This section briefly describes how the financial representatives may get paid.

     For providing certain services to their clients, financial representatives may be paid a fee based on the assets of the fund that are attributable to the financial representative. These services may include record keeping, transaction processing for shareholders' accounts and certain shareholder services not currently offered to shareholders that deal directly with the fund. In addition, your financial representatives may charge you other account fees for buying or redeeming shares of the funds or for servicing your account. Your financial representative should provide you with a schedule of its fees and services.

     The fund may pay all or part of the fees paid to financial representatives. Periodically, the Board reviews these arrangements to ensure that the fees paid are appropriate to the services performed. The fund does not pay these service fees on shares purchased directly.

     In addition, the Adviser may, at its own expense, pay financial representatives for these services or distribution and marketing services performed with respect to the fund, and in some cases, these payments may be significant. The amount of these payments will generally vary. Additional compensation may also be paid to financial representatives who offer the fund as part of a special preferred list or other promotional program. Financial representatives that receive these types of payments may have a conflict of interest in recommending or selling fund shares rather than other mutual funds, particularly where such payments exceed those associated with other funds.

FINANCIAL HIGHLIGHTS

     The financial highlights table is intended to help you understand the financial performance of the fund for the fiscal periods indicated. Certain information contained in the table reflects financial results for a single share. The total returns in the table represent the rate that an investor would have earned on an investment in the fund assuming all dividends and distributions were reinvested. On March 16, 2001, the fund acquired all of the assets of the UAM Fund Inc.'s Sterling Partners' Small Cap Value Portfolio (the "Predecessor Fund"). Information prior to March 16, 2001 relates to the Predecessor Fund. The information provided below for the fiscal year ended October 31, 2005 has been audited by KPMG LLP, independent registered public accounting firm of the fund. The information for prior periods has been audited by predecessor independent registered public accounting firms. The financial statements and the unqualified opinion of KPMG LLP are included in the annual report of the fund, which is available upon request by calling the fund at 866-450-3722.

SMALL CAP VALUE FUND

Years Ended October 31,                        2005         2004       2003       2002       2001(1)
-----------------------                      -------      --------   --------   --------    --------
Net Asset Value, Beginning of Year           $ 18.33      $  16.17   $  11.75   $  14.00    $  14.65
                                             -------      --------   --------   --------    --------
Income from Investment Operations:
   Net Investment Income (Loss)                 0.01*         0.07      (0.01)     (0.01)       0.09
   Net Realized and Unrealized
      Gain (Loss)                               1.61*         2.61       4.54      (1.30)       0.85
                                             -------      --------   --------   --------    --------
      Total From Investment Operations          1.62          2.68       4.53      (1.31)       0.94
                                             -------      --------   --------   --------    --------
Dividends and Distributions:
   Net Investment Income                          --         (0.07)        --         --       (0.08)
   Net Realized Capital Gains                  (1.73)        (0.45)     (0.11)     (0.94)      (1.51)
                                             -------      --------   --------   --------    --------
      Total Dividends and Distributions        (1.73)        (0.52)     (0.11)     (0.94)      (1.59)
                                             -------      --------   --------   --------    --------
Net Asset Value, End of Year                 $ 18.22      $  18.33   $  16.17   $  11.75    $  14.00
                                             =======      ========   ========   ========    ========
Total Return+                                   9.24%        17.03%     38.88%    (10.34)%      6.70%
                                             =======      ========   ========   ========    ========
Ratios and Supplemental Data
   Net Assets, End of Year (000)             $99,201      $247,954   $227,702   $167,698    $110,022
   Ratio of Expenses to Average Net Assets      1.25%(2)      1.25%      1.25%      1.25%       1.25%
Ratio of Expenses to Average
   Net Assets (without Waivers
      and Fees Paid Indirectly)                 1.47%         1.36%      1.35%      1.31%       1.37%
Ratio of Net Investment Income
   (Loss) to Average Net Assets                 0.06%         0.33%     (0.10)%    (0.07)%      0.33%
Portfolio Turnover Rate                           45%           41%        46%        24%         62%

*    Per share calculations based on the Average Shares method.

+ Total return is for the period indicated and has not been annualized. Total returns shown do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

(1) On March 16, 2001, the Advisors' Inner Circle Fund Sterling Capital Small Cap Value Fund acquired the assets and liabilities of the UAM Sterling Capital Small Cap Value Fund, a series of the UAM Funds. The operations of the Advisors' Inner Circle Fund Sterling Capital Small Cap Value Fund prior to the acquisition were those of the predecessor fund, the UAM Sterling Capital Small Cap Value Fund.

(2) The ratio of expenses to average net assets excludes the effects of fees paid indirectly If these expense offsets were included, the ratio would not significantly differ.

Amounts designated as "--" are either $0 or have been rounded to $0.

THE STERLING CAPITAL SMALL CAP VALUE FUND

     For investors who want more information about the fund, the following documents are available upon request.

ANNUAL/SEMI-ANNUAL REPORTS

     The annual/semi-annual reports of the fund provide additional information about their investments. In the annual report, you will also find a discussion of the market conditions and investment strategies that significantly affected the performance of the fund during the last fiscal year.

STATEMENT OF ADDITIONAL INFORMATION

     The SAI contains additional detailed information about the fund, is incorporated by reference and is legally considered part of this prospectus.

HOW TO GET MORE INFORMATION

     Investors can receive free copies of the SAI, shareholder reports and other information about the fund at www.sterling-capital.com. Investors can also receive these documents, as well as make shareholder inquiries, by writing to or calling:

                     Sterling Capital Small Cap Value Fund
                                 PO Box 219009
                           Kansas City, MO 64121-9009
                                  866-450-3722

     You can review and copy information about the fund (including the SAI) at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. You can get information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-202-942-8090. Reports and other information about the funds are available on the EDGAR Database on the Securities and Exchange Commission's Internet site at: http://www.sec.gov. You may obtain copies of this information, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Securities and Exchange Commission's Public Reference Section, Washington, D.C. 20549-0102.

     The Trust's Investment Company Act of 1940 file number is 811-06400.